                                                                     EXHIBIT 4.3

                                 AMENDMENTS TO
        THE AMENDED AND RESTATED 1997 STOCK PURCHASE AND OPTION PLAN FOR
            RANDALL'S FOOD MARKETS, INC. AND ITS SUBSIDIARIES AND TO
    THE RANDALL'S FOOD MARKETS, INC. STOCK OPTION AND RESTRICTED STOCK PLAN
                            ------------------------

     Randall's Food Markets, Inc., a Texas corporation ("Randall's"), hereby approves and adopts the following amendments (collectively, the "Amendments") to The Amended and Restated 1997 Stock Purchase and Option Plan for Randall's Food Markets, Inc. and its Subsidiaries, and The Randall's Food Markets Stock Option and Restricted Stock Plan, each as previously amended (collectively, the "Plans"), all of said Amendments to be effective upon consummation of the merger (the "Merger") of Randall's with and into SI Merger Sub, Inc., a Texas corporation ("Merger Sub") under the Agreement and Plan of Merger dated as of July 22, 1999 (as amended, the "Merger Agreement"), among Safeway Inc., a Delaware corporation ("Safeway"), Merger Sub and Randall's (such time of consummation being referred to hereinafter as the "Effective Time"):

     Pursuant to the Merger Agreement, the various option agreements evidencing outstanding options under the Plans, and the agreements regarding the election to convert options outstanding under the Plans prior to the Effective Time and regarding the waiver of the acceleration of vesting of such options (collectively, the "Election Agreements"), each option previously granted under the Plans to acquire shares of common stock, par value $0.25 per share, of Randall's ("Randall's Common Stock") that is outstanding and unexercised immediately following the Effective Time and that is not cancelled pursuant to
Section 1.9 of the Merger Agreement (each, a "Stock Option") shall constitute an option (the "Safeway Option") to acquire, on the same terms and conditions as were applicable under such Stock Option prior to the Effective Time, shares of common stock, par value $0.01 per share, of Safeway ("Safeway Common Stock") in the amount and at the exercise price determined below:

          (a) the number of shares of Safeway Stock subject to the Safeway Option shall be equal (i) the product of (A) the "Per Share Merger Consideration" (as defined below) and (B) the number of shares of Randall's Common Stock remaining subject to the Stock Option as of the Effective Time, divided by (ii) $42.9375; and

          (b) the exercise price per share of Safeway Common Stock under the Safeway Option shall be equal to (i) the product of (A) the per share exercise price of the Randall's Common Stock subject to the Stock Option and (B) $42.9375, divided by (ii) the per share value of the per share Merger Consideration; provided that such exercise price shall be rounded down to the nearest cent.

     The "Per Share Merger Consideration" shall be determined as the value per share of Randall's Common Stock of the "Merger Consideration" as defined in the Merger Agreement, based on the closing price of Safeway Common Stock on the New York Stock Exchange on the trading day prior to the date of the Effective Time.

     At and after the Effective Time, Safeway will honor all obligations with respect to Safeway Options under the terms of such Stock Options, the Election Agreements and the Plans, as amended hereby.

     The Plans shall hereafter be administered by the Compensation and Stock Option Committee of the Board of Directors of Safeway (the "Safeway Committee"), notwithstanding anything in the Plans to the contrary. The Safeway Committee may, in its discretion, delegate all or specified administrative duties and authority to the Chief Executive Officer or the Secretary of Safeway or both.

     All references in the Plans and the related Stock Option agreements to the "Board," the "Corporation" or "Company," the "Common Stock" or "Shares" and the "Committee" shall hereafter be deemed to be references to the Board of Directors of Safeway, Safeway, Safeway Common Stock and the Safeway Committee, respectively, notwithstanding any provisions in those documents to the contrary, and all terms used in these Amendments shall have the meanings given to such terms in the Plans, except as otherwise provided herein. Except as amended and modified by these Amendments, the Plans shall continue in full force and effect.

Dated: September 11, 1999

                                          RANDALL'S FOOD MARKETS, INC.

                                          By:     /s/ MICHAEL C. ROSS

                                          --------------------------------------
                                          Name: Michael C. Ross
                                          Title:  Vice President

                                        2